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                                AMRESCO, INC.

                EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS


                                                                             Year Ended December 31,
                                                                        2000            1999            1998
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Basic and Diluted:
 Income (loss) from continuing operations                            $314,953,000)  $(149,378,000)  $(21,744,000)
 Income (loss) from discontinued operations, net of income taxes       43,023,000     (71,471,000)   (47,427,000)
 Income (loss) before extraordinary gain                             (271,930,000)   (220,849,000)   (69,171,000)
 Extraordinary gain on early retirement of debt, net of income taxes   53,989,000
 Net income (loss)                                                  $(217,941,000)  $(220,849,000)  $(69,171,000)

 Weighted average common shares outstanding                             9,980,628       9,726,996      8,632,384
 Contingently issuable shares                                                                             10,945
 Restricted shares                                                       (245,600)       (151,102)       (74,086)
   Total                                                                9,735,028       9,575,894      8,569,243

 Earnings (loss) from continuing operations                               $(32.35)        $(15.60)       $(2.54)
 Earnings (loss) from discontinued operations, net of income taxes           4.42           (7.46)        (5.53)
 Extraordinary gain on early retirement of debt, net of incometaxes          5.54
 Earnings (loss) per share                                                $(22.39)        $(23.06)       $(8.07)
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